SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Amendment No. 3

                          Mark IV Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	23-1733979 (IRS Employer Identification No.)

501 John James Audobon Parkway, Amherst, N.Y. (Address of principal executive offices)	14226-0810 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A(c), please check the following box |_|	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), please check the following box |_|

Securities Act registration statement file number to which this form relates: None. (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Preferred Stock Purchase Rights	Name of each exchange on which each class is to be registered New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None
(Title of Class)

        The undersigned registrant hereby supplements and amends, as set forth below, Items 1 and 2 of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on May 17, 1995, as amended by the First Amendment thereto, dated as of May 19, 1999 and the Second Amendment dated as of May 31, 2000.

Item 1. Description of Securities to be Registered

        Pursuant to the Rights Agreement, dated as of May 17, 1995, between Mark IV Industries, Inc. (the “Company”) and American Stock Transfer & Trust Company, as Rights Agent, the Board of Directors of the Company (the “Board”) declared a dividend of one right (“Right”) for each outstanding share of the Company’s common stock, par value $.01 per share (the “Common Stock”), to stockholders of record at the close of business on June 2, 1995. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the “Preferred Stock”), at a Purchase Price of $80.00 per unit of one one-hundredth of a share, subject to adjustment. The Rights Agreement was subsequently amended on May 19, 1999, May 25, 2000 and May 26, 2000 (collectively with the Fourth Amendment, as defined below, the “Rights Agreement”). The description and terms of the Rights are set forth in the Rights Agreement.

        At a Special Meeting of the Board of Directors held on August 1, 2000, the Board approved a fourth amendment to the Rights Agreement, dated and effective as of August 1, 2000 (the “Fourth Amendment”). The Fourth Amendment was entered into in connection with the amendment as of August 1, 2000 of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 26, 2000, between the Company and MIV Acquisition Corporation (“Merger Sub”). The Fourth Amendment amends the definition of the Merger Agreement in section 1(k) of the Rights Agreement to include any amendments to the Merger Agreement.

        The Fourth Amendment also revises Section 7(a) of the Rights Agreement by amending the definition of the “Expiration Date” of the Rights so that the Rights will now expire on the earlier of (i) the close of business on June 2, 2005 or (ii) the time at which the Rights are redeemed as provided in Section 23 of the Rights Agreement or (iii) at the Effective Time (as defined in the Merger Agreement) of the Merger between the Company and Merger Sub.

        A Copy of the Fourth Amendment is filed herewith as Exhibit 99.5. Copies of the Rights Agreement are available free of charge from the Company. This summary description of the Fourth Amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated by reference.

Item 2. Exhibits

The response to Item 2 in the Form 8-A is hereby amended to read in its entirety as follows:

99.1.	Rights Agreement, dated as of May 17, 1995, between Mark IV Industries, Inc. and American Stock Transfer & Trust Company, as Rights Agent.(1)

99.2.	First Amendment to the Rights Agreement, dated as of May 19, 1999.(2)

99.3.	Second Amendment to the Rights Agreement, dated as of May 25, 2000.(3)

99.4.	Third Amendment to the Rights Agreement, dated as of May 26, 2000.(3)

99.5.	Fourth Amendment to the Rights Agreement, dated as of August 1, 2000.(4)

(1) Incorporated by reference to the Company's Form 8-K, dated as of May 25, 1995.

(2) Incorporated by reference to the Company's Form 8-K, dated as of June 2, 1999.

(3) Incorporated by reference to the Company's Form 8-K, dated as of May 31, 2000.

(4) Incorporated by reference to the Company's Form 8-K, dated as of August 8, 2000.

SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 8, 2000

MARK IV INDUSTRIES, INC. By: /s/ Richard L. Grenolds Richard L. Grenolds Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description	Page

99.1.	Rights Agreement, dated as of May 17, 1995, between Mark IV Industries, Inc. and American Stock Transfer & Trust Company, as Rights Agent.(1)

99.2.	First Amendment to Rights Agreement, dated as of May 19, 1999.(2)

99.3.	Second Amendment to Rights Agreement, dated as of May 25, 2000.(3)

99.4.	Third Amendment to the Rights Agreement, dated as of May 26, 2000.(3)

99.5.	Fourth Amendment to the Rights Agreement, dated as of August 1, 2000 (4)

(1) Incorporated by reference to the Company's Form 8-K, dated as of May 25, 1995.

(2) Incorporated by reference to the Company's Form 8-K, dated as of June 2, 1999.

(3) Incorporated by reference to the Company's Form 8-K, dated as of May 31, 2000.

(4) Incorporated by reference to the Company's Form 8-K, dated as of August 8, 2000.